Exhibit 99.1

For more information:

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

Inergy Reports Fiscal 2004 Financial Results

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Management Conference Call Today at 3:30 PM CST

Kansas City, MO (November 18, 2004) – Inergy, L.P. (NASDAQ:NRGY) today reported its results of operations for the fourth quarter and year ended September 30, 2004.

Inergy, L.P. (Inergy) reported income before interest, taxes, depreciation and amortization (EBITDA) of $42.8 million for the year ended September 30, 2004, an increase of $5.4 million, or 14%, from $37.4 million in 2003 representing the fourth consecutive year of an increase in EBITDA for Inergy. Net income for the year ended September 30, 2004, excluding the fiscal second quarter $18.2 million net charge to earnings associated with the early retirement of debt, was $13.6 million, or $0.54 per diluted limited partner unit, compared to net income of $13.5 million, or $0.78 per diluted limited partner unit in 2003.

As previously announced, the Board of Directors of the Partnership’s general partner increased Inergy’s quarterly cash distribution to $0.425 per unit ($1.70 annually) for the quarter ended September 30, 2004. This represents a 10.4% increase over the distribution for the same quarter of the prior year. The distribution was paid on November 12, 2004, to unitholders of record as of November 5, 2004.

For fiscal 2004, Inergy closed seventeen acquisitions with nine of these acquisitions closing since March 1, 2004. On Monday, Inergy announced that it had reached an agreement to acquire the propane assets of Moulton Gas Service, Inc., headquartered in Wapakoneta, OH. In addition, this morning Inergy announced that it has executed a definitive agreement to purchase 100% of the partnership interests in Star Gas Propane, L.P., the propane operating partnership of Star Gas Partners, L.P. (NYSE:SGU,SGH). All of the acquisitions are expected to be accretive on a distributable cash flow per unit basis.

“Fiscal 2004 was a year of significant progress for our company,” said John Sherman, President and CEO of Inergy. “We continued the successful execution of our growth strategy and increased our cash distribution by greater than 10% over the prior year.” Sherman continued, “This sustained performance combined with our financial strength positioned the company for the strategic acquisition of Star Gas Propane as announced this morning.”

Fiscal Year End Results

EBITDA for the year ended September 30, 2004 increased over last year as a result of acquisitions. Partially offsetting the increase from acquisitions was warmer weather in fiscal 2004 as compared to fiscal 2003. Net income for the year ended September 30, 2004, before the fiscal second quarter net charge to earnings discussed above was essentially unchanged from the net income reported in 2003 primarily as a result of an increase in depreciation and amortization expense partially offset by lesser interest expense serving to offset the increase in EBITDA.

Retail gallon sales increased 18% to 140.7 million gallons in the year ended September 30, 2004 compared to 119.7 million gallons sold in 2003. The increased gallon sales are attributable to acquisitions partially offset by lesser gallon sales as a result of weather that was approximately 12% warmer than the prior year in Inergy’s areas of operations.

Retail propane gross profit increased to $91.2 million in the year ended September 30, 2004 as compared to $74.4 million in 2003. The increase in retail propane gross profit in these comparable periods is primarily due to acquisitions as well as an increase in gross margin per gallon. Gross profit from wholesale operations was $17.5 million as compared to $10.3 million in 2003. The net increase in gross profit from wholesale operations is attributable to our October 2003 NGL facility acquisition in California.

For the year ended September 30, 2004, operating and administrative expenses were $81.3 million compared to $59.2 million in the same period of 2003. The increase in operating expenses is primarily the result of growth related to acquisitions.

Fourth Quarter Results

For the three months ended September 30, 2004, Inergy reported EBITDA as a loss of $(1.7) million as compared to the $0.9 million gain reported in the fourth quarter of last year. For the three months ended September 30, 2004, Inergy reported a seasonal net loss of $(9.6) million, or $(0.42) per diluted limited partner unit, as compared to a net loss of $(5.4) million, or $(0.29) per diluted limited partner unit for the same period in the prior year. The retail propane acquisitions closed in fiscal 2004 have served to increase the seasonal loss of EBITDA and net loss. Due to the seasonal nature of the propane industry, Inergy typically reports a net loss during the fourth quarter.

Retail gallon sales increased 17% to 23.3 million in the fourth quarter of fiscal 2004 from 19.9 million gallons sold in the same quarter last year. The increased gallon sales in the fourth quarter are attributable to acquisitions. Retail propane gross profit increased to $12.4 million in the quarter ended September 30, 2004 from $10.8 million in the same quarter of the prior year due to the increased sales volume partially offset by a slightly lower margin per gallon in this seasonal quarter. Gross profit from wholesale operations was $3.7 million in the fourth quarter of fiscal 2004 and 2003. The contribution to wholesale gross profit attributable to our October 2003 NGL facility acquisition in

California was partially offset by lesser gross profit from our traditional wholesale operations primarily due to the high cost of product during the fourth quarter of 2004 resulting in lesser margin per gallon.

Operating and administrative expenses were $20.8 million in the three months ended September 30, 2004 compared to $15.8 million in the same period of 2003. The increase in operating expenses is primarily the result of growth related to acquisitions.

Conference Call Details

Inergy will conduct a live conference call and internet web-cast today, November 18, 2004, to discuss the Company’s performance for the fourth quarter and the fiscal year ended September 30, 2004 and the business outlook. The call will be at 3:30 p.m., Central Time. Call-in begins at 3:20 p.m., Central Time. The call-in number is 1-877-405-3427. The webcast can be accessed through Inergy’s website at www.InergyPropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 1819260. For more information, please contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

Inergy - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 275,000 retail customers from 150 customer service centers throughout the eastern half of the United States. The Company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measures of EBITDA and distributable cash flow. This press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. Definitions of EBITDA and distributable cash flow appear in the notes to the financial tables included in this press release.

This press release contains forward-looking statements, which are statements that are not historical in nature such as the business outlook and the expectation that acquisitions will be accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-

looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiary

Consolidated Statements of Operations

For the Three Months and Year Ended September 30, 2004 and 2003

(in thousands, except per unit data)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Year Ended September 30,
	2004	2003	2004	2003
Revenue:
Propane	$85,415	$50,755	$431,202	$343,578
Other	16,716	4,789	51,294	19,787

	102,131	55,544	482,496	363,365

Cost of product sold	83,111	38,932	359,053	267,010

Gross profit	19,020	16,612	123,443	96,355
Expenses:
Operating and administrative	20,783	15,808	81,296	59,249
Depreciation and amortization	5,822	3,745	21,089	13,843

Operating income (loss)	(7,585)	(2,941)	21,058	23,263

Other income (expense):
Interest expense, net	(2,068)	(2,583)	(7,878)	(9,982)
Write-off of deferred financing costs (a)	—	—	(1,216)	—
Make whole premium charge (b)	—	—	(17,949)	—
Swap value received (c)	—	—	949	—
Gain (loss) on sale of property, plant and equipment	(67)	(5)	(203)	(91)
Finance charges	114	103	704	339
Other	21	(14)	106	86

Income (loss) before income taxes	(9,585)	(5,440)	(4,429)	13,615

Provision for income taxes	3	—	167	103

Net income (loss)	$(9,588)	$(5,440)	$(4,596)	$13,512

Net income (loss) allocable to:
Non-managing general partner and affiliates interest	$242	$22	$1,182	$617
Limited partner interest	(9,830)	(5,462)	(5,778)	12,895

	$(9,588)	$(5,440)	$(4,596)	$13,512

Net income (loss) per limited partner unit:
Basic	$(0.42)	$(0.29)	$(0.26)	$0.77
Diluted	$(0.42)	$(0.29)	$(0.26)	$0.76

(a)	Deferred financing costs that were being amortized were written off as a result of the early retirement of the senior secured notes.
(b)	Represents contractual premium paid to lenders upon early retirement of the senior secured notes.
(c)	Gain upon termination of interest rate swap agreement associated with the senior secured notes that were retired.

Supplemental Information:

Retail gallons sold	23,331	19,902	140,742	119,697

EBITDA:
Net income (loss)	$(9,588)	$(5,440)	$(4,596)	$13,512
Interest expense, net	2,068	2,583	7,878	9,982
Write-off of deferred financing costs	—	—	1,216	—
Make whole premium charge	—	—	17,949	—
Swap value received	—	—	(949)	—
Provision for income taxes	3	—	167	103
Depreciation and amortization	5,822	3,745	21,089	13,843

EBITDA (a)	$(1,695)	$888	$42,754	$37,440

Distributable Cash Flow:
EBITDA (a)	$(1,695)	$888	$42,754	$37,440
Cash interest expense (b)	(1,579)	(2,122)	(6,192)	(8,476)
Maintenance capital expenditures (c)	(486)	(231)	(1,368)	(1,039)
Provision for income taxes	(3)	—	(167)	(103)

Distributable cash flow (d)	$(3,763)	$(1,465)	$35,027	$27,822

Weighted Average Limited Partner Units Outstanding:

Basic	23,445	18,554	22,027	16,676
Diluted	23,445	18,554	22,027	16,942

			September 30, 2004	September 30, 2003
Outstanding Debt:
Working Capital Facility			26,403	$15,500
Acquisition Facility			105,750	25,524
Senior Secured Notes			—	86,265
Other Debt			5,448	3,838

Total Debt			137,601	$131,127

Total Partners’ Capital			$252,043	$178,983

(a)	EBITDA is defined as income before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA is useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)	Distributable cash flow is defined as EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by others